Exhibit 21.01

DOMESTIC SUBSIDIARIES

Name

Barer Institute, Inc. (DE)

Broad-Atlantic Associates, LLC (DE)

CS Pharma Holdings, LLC (f/k/a Mort2Chai Partners, LLC) (DE)

Hillview Avenue Realty, LLC (DE)

Hillview Avenue Realty JV, LLC (DE)

IDT 225 Old NB Road, LLC (DE)

IDT-Rafael Holdings LLC (DE)

Rafael Realty Holdings, Inc. (f/k/a IDT Capital, Inc.) (DE)

The Barer Institute, LLC (f/k/a Rafael Realty, LLC) (NJ)